B&P

Exhibit 16.1

BERNSTEIN & PINCHUK LLP
Certified Public Accountants
Seven Penn Plaza, Suite 830
New York, NY 10001-3998
Tel 212 279-7900
Tel 516 897-7979
Fax 212 279-7901
www.bpaccountants.com

July 22, 2010

Securities and Exchange Commission
100 F Street, NE
Washington D.C. 20549

RE: ORSUS XELENT TECHNOLOGIES, INC. (the "Company")

Ladies and Gentlemen:

We have read the statements made by the Company under Item 4.01 of the current report on Form 8-K filed with the Securities and Exchange Commission on July 22, 2010 regarding the recent change of auditors. We agree with the statements contained therein concerning our firm. We have no basis to agree or disagree with other statements made under Item 4.01.

Very truly yours,

Bernstein & Pinchuk LLP